EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-12749) pertaining to the Cubic Corporation Employees’ Profit-Sharing Plan, the Cubic Applications, Inc. 401(k) Retirement Plan and the Cubic Corporation 1998 Stock Option Plan of our reports dated November 21, 2011 with respect to the consolidated financial statements of Cubic Corporation, and the effectiveness of internal control over financial reporting of Cubic Corporation included in this Annual Report (Form 10-K) for the year ended September 30, 2011.

/s/ Ernst & Young LLP

San Diego, California

November 21, 2011